Exhibit 3.25
STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION
•	First: The name of this Corporation is NATIONAL ALARM COMPUTER CENTER, INC.

•	Second: Its registered office in the State of Delaware is to be located at 1209 ORANGE ST. Street, in the City of WILMINGTON County of NEW CASTLE Zip Code19801. The registered agent in charge thereof is THE CORPORATION TRUST COMPANY (also known as CT CORPORATION SYSTEM) .

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 200 shares (number of authorized shares) with a par value of 0.00 per share.

•	Fifth: The name and mailing address of the incorporator are as follows: Name Patricia A. Decker Mailing Address 99 Pine St., Albany, NY Zip Code 12207
•	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15 day of APRIL , A.D. 2005.

BY:	/s/ Patricia A. Decker
(Incorporator)

NAME:	PATRICIA A. DECKER
(type or print)

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:41 PM 04/15/2005
FILED 05:04 PM 04/15/2005
SRV 050308414 — 3956004 FILE